Exhibit 99.1

Guldensporenpark 14 (blok B) B-9820 Merelbeke (Gent) Tel: 09 / 210 54 10 - Fax: 09 / 232 43 40

Report of Independent Registered Public Accounting Firm

The Board of Directors

Unilin Holding NV

Ooigem, Belgium

We have audited the accompanying consolidated financial statements of Unilin Holding NV and its subsidiaries as of October 30, 2005 and December 30, 2004 and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for the respectively ten month period and year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unilin Holding NV and its subsidiaries at October 30, 2005 and December 30, 2004 and the results of its operations and its cash flows for the respectively ten month period and year then ended in conformity with accounting principles generally accepted in the United States of America.

December 21, 2005

BDO Atrio Bedrijfsrevisoren Burg. CVBA

Represented by

Koen De Brabander	Veerle Catry	Lieven Van Brussel

BDO Atrio Bedrijfsrevisoren Burg. Ven. CVBA BTW BE 0431 088 289 RPR Brussel

L. Annick, V. Catry, P. Celen, G. Claes,

K. De Brabander, J. De Cooman, B. Dubois,

F. Fank, M. Grignard, W. Herijgers, A. Kilesse,

P. Pauwels, M. Tefnin, P. Van Cauler, I. Vanderhoeght,

J. Vercauteren, R. Vos, H. Wilmots

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Financial Statements as of and for the ten month period ended October 30, 2005 and as of and for the year ended December 30, 2004

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Balance Sheets

As of October 30, 2005 and December 30, 2004

(In thousands except per share data)

	October 30, 2005	October 30, 2005	December 30, 2004	December 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	€137,324	$165,709	€170,732	$206,022
Receivables, net	157,104	189,577	120,756	145,716
Inventories, net	85,970	103,740	77,041	92,966
Deferred income taxes	5,169	6,237	3,357	4,051
Other current assets	31,839	38,421	26,257	31,684

Total current assets	417,406	503,684	398,143	480,439
Property, plant and equipment, net	490,719	592,151	423,760	511,351
Goodwill, net	15,439	18,630	10,992	13,264
Other intangible assets, net	13,604	16,416	9,103	10,985
Deferred income taxes	659	795	1,153	1,391
Other non current assets	79	95	198	239

	€937,906	$1,131,771	€843,349	$1,017,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	€30,202	$36,445	€42,270	$51,007
Short term financial debt	13,000	15,687	—	—
Accounts payable	68,678	82,874	60,450	72,945
Accrued expenses and other current liabilities	113,973	137,531	83,417	100,659
Deferred income taxes	4,210	5,080	3,588	4,330

Total current liabilities	230,063	277,617	189,725	228,941
Long-term debt, less current portion	26,541	32,027	91,714	110,671
Deferred income taxes	97,685	117,876	95,117	114,778
Provisions and other liabilities	4,615	5,569	1,811	2,185

Total liabilities	358,904	433,089	378,367	456,575

Commitments and contingencies (see notes)
Stockholders’ equity
Common stock, €1.24 par value; 737,920 shares authorized and issued	915	1,104	915	1,104
Additional paid-in capital	3,891	4,695	3,891	4,695
Retained earnings	575,946	694,994	466,639	563,093
Accumulated other comprehensive loss	(1,750)	(2,111)	(6,463)	(7,798)

Total stockholders’ equity	579,002	698,682	464,982	561,094

	€937,906	$1,131,771	€843,349	$1,017,669

See accompanying notes to consolidated financial statements.

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Statements of Earnings

For the ten month period ended October 30, 2005 and for the year ended December 30, 2004

(In thousands)

	For the ten month period ended October 30, 2005	For the ten month period ended October 30, 2005	For the year ended December 30, 2004	For the year ended December 30, 2004
Net sales	€773,520	$933,407	€823,308	$993,486
Cost of sales	505,906	610,477	516,698	623,500

Gross profit	267,614	322,930	306,610	369,986
Selling, general and administrative expenses	93,200	112,464	109,511	132,147

Operating income	174,414	210,466	197,099	237,839
Interest income	3,032	3,659	2,408	2,906
Interest expense	(2,578)	(3,111)	(5,248)	(6,333)
Other income – net	15,928	19,220	1,798	2,170

Earnings before income taxes	190,796	230,234	196,057	236,582
Income taxes	69,682	84,086	74,809	90,272

Net earnings	€121,114	$146,148	€121,248	$146,310

See accompanying notes to consolidated financial statements.

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

For the ten month period ended October 30, 2005 and for the year ended December 30, 2004

(In thousands except per share data)

	Common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Total shareholders’ equity
	Shares	Amount
Balances at January 1, 2004	737,920	€915	€3,891	€357,198	€(3,846)	€358,158
Comprehensive Income
Foreign currency translation adjustment	—	—	—	—	(2,617)	(2,617)
Net earnings	—	—	—	121,248	—	121,248

Total comprehensive income						118,631
Dividends to shareholders	—	—	—	(11,807)	—	(11,807)

Balances at December 30, 2004	737,920	€915	€3,891	€466,639	€(6,463)	€464,982
Comprehensive Income
Foreign currency translation adjustment	—	—	—	—	4,713	4,713
Net earnings	—	—	—	121,114	—	121,114

Total comprehensive income						125,827
Dividends to shareholders	—	—	—	(11,807)	—	(11,807)

Balances at October 30, 2005	737,920	€915	€3,891	€575,946	€(1,750)	€579,002

See accompanying notes to consolidated financial statements.

UNILIN HOLDING NV AND SUBSIDIARIES

Consolidated Statements of Cash Flow

For the ten month period ended October 30, 2005 and for the year ended December 30, 2004

(In thousands)

	For the ten month period ended October 30, 2005	For the ten month period ended October 30, 2005	For the year ended December 30, 2004	For the year ended December 30, 2004
Cash flows from operating activities:
Net earnings	€121,114	$146,148	€121,248	$146,310
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	39,300	47,423	45,111	54,435
Deferred income taxes	(3,296)	(3,977)	5,776	6,970
Other	1,621	1,956	2,296	2,771
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	(31,876)	(38,465)	1,482	1,788
Inventories	245	295	(10,494)	(12,663)
Other assets	(2,943)	(3,551)	(2,534)	(3,058)
Accounts payable	6,090	7,349	(7,564)	(9,127)
Accrued expenses	33,167	40,023	20,738	25,025
Other liabilities	(3,585)	(4,326)	272	328

Net cash provided by operating activities	159,836	192,875	176,331	212,779
Cash flows from investing activities:
Additions to property, plant and equipment	(72,152)	(87,066)	(30,973)	(37,375)
Acquisitions, net of cash acquired	(22,989)	(27,741)	—	—

Net cash used in investing activities	(95,141)	(114,807)	(30,973)	(37,375)
Cash flows from financing activities:
Net change in revolving line of credit	(6,584)	(7,945)	(89,289)	(107,745)
Proceeds from long term borrowings	—	—	73,416	88,591
Repayments of long term borrowings	(65,873)	(79,488)	(42,925)	(51,798)
Dividends to shareholders	(11,807)	(14,248)	(11,807)	(14,247)

Net cash used in financing activities	(84,264)	(101,681)	(70,605)	(85,199)
Effect of exchange rate changes	(13,841)	(16,700)	7,767	9,372

Net change in cash	(33,409)	(40,313)	82,520	99,577
Cash, beginning of year	170,732	206,022	88,212	106,445

Cash, end of year	€137,324	$165,709	€170,732	$206,022

Supplemental disclosure of cash transactions:
Interest paid	3,354	4,047	5,216	6,294
Income taxes paid	40,168	48,471	49,141	59,298
Supplemental schedule of non-cash investing and financing activities:
Acquisitions of property and equipment utilizing capital leases	—	—	1,227	1,481

See accompanying notes to consolidated financial statements.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The euro is the Group’s reporting currency. The translations of the euro amounts into U.S. dollar (USD) amounts are included solely for the convenience of readers and have been made, unless otherwise noted, at the rate of exchange of EUR 1 = USD 1.2067, the approximate rate of exchange on October 30, 2005. Such translations should not be construed as representations that the euro amounts could be converted into U.S. dollars at that or any other rate. For more information on foreign currency translation and presentation in this report, see note (2) (m) to the consolidated financial statements.

(1) Nature of Operations

Unilin Holding NV and its subsidiaries (the “Company” or “Unilin”) manufacture, distribute and sell laminate flooring and related high density fiberboard products, insulated roofing and other wood based panels primarily in Europe and the United States of America.

During the second quarter of 2005, Cigales SAK, the shareholder of 100% of Unilin, entered into a definitive agreement to sell its interest in Unilin to Mohawk Industries, Inc. for approximately €2.2 billion. The consolidated financial statements include the ten month period ending October 30, 2005, the date the sale of Unilin to Mohawk Industries, Inc. was completed, and the year ended December 30, 2004.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements include the accounts of Unilin Holding NV and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Cash and Cash Equivalents

The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents.

(c) Accounts Receivable and Revenue Recognition

Revenues are recognized when the legal title passes to the customer or when risks and rewards of economic ownership have been transferred.

The Company provides allowances for expected cash discounts, returns, and doubtful accounts based upon historical bad debt and periodic evaluations of specific customer accounts.

The Company warrants certain qualitative attributes of its laminate flooring products for up to 20 years. The company has recorded a provision for estimated warranty and related costs, based on historical experience and periodically adjusts these provisions to reflect actual experience.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The Company grants credit terms to customers, most of whom are distributors and commercial end users, under credit terms that are customary in the industry.

The Company receives royalties from third parties on patents. These revenues are recognized based on contractual agreements.

(d) Inventories

Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out (FIFO) method.

(e) Property, Plant and Equipment

Property, plant and equipment are stated at cost, including capitalized interest. Depreciation is calculated on a straight-line basis over the estimated remaining useful lives, which are 25-35 years for buildings and improvements, 5-15 years for machinery and equipment, the shorter of the estimated useful life or life of the lease for leasehold improvements and 3-7 years for furniture and fixtures.

(f) Goodwill and Other Intangible Assets

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). Amortization of goodwill and intangible assets with indefinite lives, including such assets recorded in past business combinations, ceased upon adoption of SFAS No. 142. Thus, no amortization for such goodwill and indefinite-lived intangibles was recognized in the accompanying consolidated statement of earnings. The Company conducts testing for impairment during the fourth quarter of calendar years 2005 and 2004 and concluded that goodwill and intangible assets were not impaired. Intangible assets that do not have indefinite lives are amortized based on average lives (5-20 years).

(g) Pension benefits

The Company has a defined contribution plan that covers certain employees in the United States of America. Eligible employees may elect to contribute a portion of their annual salary subject to a certain maximum each year. The Company’s matching of employee contributions is discretionary and is set each year by the Company. The Company also has various pension plans covering most of its employees in Belgium, France and the Netherlands, which qualify as defined benefit plans. The defined benefit plans are funded through third party insurance policies. Benefits under those plans depend on the compensation and years of service. The Company does not provide other postretirement benefits. The pension plans are funded in accordance with local regulations. In the Netherlands, some plans participate in multi-employer pension plans which have been treated as defined contribution plans.

(h) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i) Fair values of Financial Instruments

The carrying amount of cash, accounts and other receivables, and accounts and other payables approximates fair value because of the short maturity of those instruments. The carrying amount of the Company’s floating rate debt approximates its fair value and the Company does not have any material amounts of long term debt with fixed interest rates.

(j) Derivative Instruments

Accounting for derivative instruments and hedging activities requires the Company to recognize all derivatives on the consolidated balance sheet at fair value. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through the consolidated statement of earnings. The Company engages in activities that expose it to market risks, specifically the effects of changes in exchange rates. Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility exchange rates may have on its operating results. Although the aforementioned derivatives do not qualify for hedge accounting, the Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes.

(k) Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred. Advertising and promotion expenses included in selling, administrative, and general expenses were €28,323 for the ten month period ended October 30, 2005 and €24,391 for the year ended December 30, 2004.

Vendor considerations offered by the Company, generally cash, are classified as a reduction of net sales, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company makes various payments to customers, including advertising allowances and buy-downs. All of these payments reduce gross sales.

(l) Impairment of Long-Lived Assets

Long-lived assets and intangibles subject to amortization are reviewed for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted cash flows of the asset, an impairment charge is recognized equal to the amount by which the carrying amount exceeds the expected undiscounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

(m) Foreign Currency Translation and Transactions

The functional currency for the Company’s foreign subsidiaries is the local currency. The translation of foreign currencies into Euros is performed for balance sheet accounts using exchange rates in effect at the

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

balance sheet date and for the statement of earnings accounts using the weighted average rates during the period. The gains and losses resulting from the translation are included in other comprehensive loss in the Company’s consolidated statements of stockholders’ equity and comprehensive income and are excluded from net income. Gains or losses resulting from transactions denominated in foreign currencies are included in other income or expense, within the consolidated statement of earnings.

(n) Effect of New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes that adoption of the provisions of SFAS No. 154 will not have a material impact on the Company’s consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005.

The Company is currently evaluating SFAS 151 and does not expect it to have a material impact on the Company’s consolidated financial statements.

(3) Acquisition of Opstalan Holding BV

On March 31, 2005, the Company acquired all of the capital stock of Opstalan Holding BV for €22,989 in cash (net of cash acquired). The acquisition was accounted for by the purchase method of accounting. The primary reason for the acquisition was to expand the Company’s presence within the specified roofing market. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values as follows:

Current assets, net of cash acquired	€10,843
Fixed assets	22,307
Intangible assets	3,396
Liabilities assumed	(18,004)
Goodwill	4,447

€22,989

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

(4) Receivables, net

Receivables are as follows:

	October 30, 2005	December 30, 2004
Customers, trade	€129,744	€98,442
Other	29,046	23,967

Gross receivables	158,790	122,409
Allowance for cash discounts and doubtful accounts	(1,687)	(1,653)

Receivables, net	€157,104	€120,756

(5) Inventories

The components of inventories are as follows:

	October 30, 2005	December 30, 2004
Finished goods	€49,579	€40,975
Work in process	6,240	4,741
Raw materials	30,151	31,325

Inventories	€85,970	€77,041

(6) Property, Plant and Equipment, net

Following is a summary of property, plant and equipment:

	October 30, 2005	December 30, 2004
Land	€35,950	€23,655
Buildings and improvements	177,571	129,211
Machinery and equipment	607,520	538,057
Furniture and fixtures	6,182	24,770
Construction in progress	2,683	12,778

	829,906	728,471
Less accumulated depreciation	(339,187)	(304,711)

Property, plant and equipment, net	€490,719	€423,760

Depreciation expense, including the amortization of capital leases, was €39,300 for ten month period ended October 30, 2005 and €45,111 for the year ended December 30, 2004. Included in property, plant and equipment are the following capitalized leases:

	October 30, 2005	December 30, 2004
Land	€3,009	€3,009
Buildings	30,106	30,106
Machinery and equipment	131,156	130,318

	164,271	163,433
Less accumulated depreciation and amortization	(44,688)	(39,017)

Property, plant and equipment under capital leases, net	€119,583	€124,416

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

(7) Debt

Debt consists of the following:

	October 30, 2005	December 30, 2004
4.19% (US LIBOR 3 months + 0.35%) Roll-over Credit Facility (USD), payable in quarterly principal installments beginning in 2004, due December 30, 2008, interest payable monthly	€8,287	—

3.38% (EURIBOR 3 months + 1.2%) Investment Credit (EUR) payable in quarterly principal installments, beginning in February 1998, due February 2008, interest payable quarterly	1,134	—

2.55% (EURIBOR 3 months + 0.40%) Roll-over Credit Facility (EUR), payable in quarterly principal installments beginning in 2000, due September 9, 2007, interest payable quarterly	—	€9,702

2.55% (EURIBOR 3 months + 0.40%) Roll-over Credit Facility (EUR), payable in quarterly principal installments beginning in 2000, due April 6, 2006, interest payable quarterly	—	3,390

3.20% (US LIBOR 3 months + 0.40%) Roll-over Credit Facility (USD), payable in quarterly principal installments beginning in 2004, due December 30, 2008, interest payable per quarter (*)	—	58,733

Debt assumed under capital lease	46,052	61,878
Other long-term debt	1,270	281

Total long-term debt	56,743	133,984
Less current portion	30,202	42,270

Long-term debt, excluding current portion	€26,541	€91,714
2.47% (EURIBOR 3 months + 0.35%) Short term Credit (EUR), beginning in 2005, due November 18, 2005, interest payable monthly	€10,000
3.29% Overdraft facility (EUR)	3,000

Short term financial debts	13,000

*	The roll-over loan in USD is not secured.

The aggregate maturities of long-term debt (excluding capital leases) as of October 30, 2005 are as follows:

2006	€10,011
2007	454
2008	226

€10,691

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

For the credit lines, investment loans and roll-over loans in EUR, the Company has granted the following guarantees:

•	Commitment not to sell, nor to pledge the current company assets to third parties;

•	Commitment not to sell, nor to mortgage the immovable property to third parties;

•	Commitment to grant a pledge on the current company assets at first request

•	Notary commitment to grant a mortgage on the immovable property at first request

•	Revolving mortgage to an amount of €9,360 on each of the Company’s real estate in Oisterwijk (The Netherlands)

The Company has outstanding unused lines of credit with commercial banks totaling €51,234 at prevailing market interest rates at the time of each draw down.

(8) Accrued Expenses

Accrued expenses consist of the following:

	October 30, 2005	December 30, 2004
Accrued expenses	€82,452	€59,181
Income taxes payable	14,472	11,886
Accrued compensation	17,049	12,350

Total accrued expenses	€113,973	€83,417

(9) Derivative Financial Instruments

The Company uses foreign exchange forward contracts and currency options to manage its exposure to fluctuations in foreign exchange rates. The future revenue in British Pound, Canadian Dollar and US Dollar resulting from its foreign subsidiaries operations are hedged against unfavorable foreign exchange fluctuations. The term of derivative contracts is less than 1 year.

As of October 30, 2005, the Company had forward foreign exchange contracts with a notional amount of approximately €19,169 to sell British Pounds, Canadian Dollar and U.S. Dollars with a fair value of (€111). The Company also had currency option contracts at October 30, 2005 with a notional amount of approximately €8,684 to sell and buy British Pounds with an aggregate fair value of (€64). As of December 30, 2004, the Company had forward foreign exchange contracts with a notional amount of approximately €14,500 to sell British Pounds, Canadian Dollar and U.S. Dollars with a fair value of €323. The Company also had currency option contracts at December 30, 2004 with a notional amount of approximately €15,664 to sell and buy British Pounds with an aggregate fair value of €30. The contracts are marked to market and are recorded in the consolidated statement of earnings, within the other income expense caption, as the contracts did not qualify for hedge accounting treatment.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

(10) Employee Benefit Plans

Unilin has various pension plans covering most of its employees in Belgium, France and The Netherlands. Benefits under those plans typically depend on the compensation and years of service. Unilin does not provide other postretirement benefits. The pension plans are funded in accordance with local regulations. In the Netherlands, some plans participate in multi-employer pension plans which have been treated as defined contribution plans. The Company uses a December 30 measurement date for its plans.

The following provides a summary of the benefit obligations, plan assets and funded status of the plans:

	October 30, 2005	December 30, 2004
Plan Status:
Benefit Obligation	€(15,290)	€(4,735)
Fair Value of Plan Assets at End of Year	10,721	2,855

Funded Status of the Plan	€(4,569)	€(1,880)

Amounts recognized in financial statements:
Accrued benefit liability	€(3,915)	€(1,810)
Prepaid benefit cost	135	359

Net amount accrued	€(3,780)	€(1,451)

Plan Activity:
Company Contributions	€690	€648
Plan Participants Contributions	279	192
Benefits Paid	219	307
Net Periodic Benefit Cost	1,444	1,269

Weighted-average assumptions used to determine benefit obligations:
Discount rate	4.06%	4.30%
Rate of compensation increase	4.20%	5.74%

Weighted-average assumptions used to determine net periodic pension expense:
Discount rate	4.30%	4.79%
Rate of compensation increase	5.74%	5.62%
Expected return on plan assets	4.67%	5.09%

The plan assets for the defined benefit plans are invested 100% in insurance contracts. Since the insurance companies primarily invest in bonds, the long term expected rate of return reflects the yield of bonds. Discount rates have been established by reference to the return on AA corporate bonds, expected rates of return have been set equal to the discount rate, and rate of compensation increase assumptions are based on company experience.

The accumulated benefit obligation for all defined benefit plans was €12,432 at October 30, 2005 and €2,708 at December 30, 2004. The assets, projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets, were €10,721, €15,290 and €10,515 respectively, as of October 30, 2005 and were €1,122, €3,124 and €1,536, respectively, as of December 30, 2004.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The Company expects to contribute €1,115 to the defined benefit plans in 2006. The following benefit payments are expected to be paid:

2005
Expected benefit payments:
2006	€77
2007	288
2008	1,184
2009	274
2010	273
Years 2011-2015	1,625

Total	€3,721

The Company also has a defined contribution plan that covers certain employees in the United States of America. Eligible employees may elect to contribute a portion of their annual salary subject to a certain maximum each year. The Company’s matching of employee contributions is discretionary and is set each year by the Company. The Company’s match was approximately 5% for the ten month period ended October 30, 2005 which equals the percentage for the year ended December 30, 2004. The Company made no contributions to this for the ten month period ended October 30, 2005 and of €122 for the year ended December 30, 2004.

(11) Income Taxes

Income tax expense consists of the following:

	For the ten month period ended October 30, 2005	For the year ended December 30, 2004
Current:
Belgian companies	€57,103	€57,346
Foreign companies	16,039	11,687

Total current	73,142	69,033
Deferred:
Belgian companies	(6,453)	(545)
Foreign companies	2,993	6,321

Total deferred	(3,460)	5,776

Total income taxes	€69,682	€74,809

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The net deferred tax liability in the accompanying consolidated balance sheet includes the following components at October 30, 2005 and at December 30, 2004:

	2005	2004
Deferred tax assets	€11,367	€9,607
Deferred tax asset valuation allowance	(5,539)	(5,097)
Deferred tax liabilities	(101,895)	(98,705)

Net deferred tax liability	€(96,067)	€(94,195)

Deferred tax assets primarily arise from the recognition of future tax benefits resulting from available operating loss carry forwards and provisions and reserves deducted earlier for book than for tax purposes. The net deferred tax assets include valuation allowances of €5,539 for the period ended October 30, 2005 compared to €5,097 as of December 30, 2004 relating to certain local tax attributes associated with the company’s United States operations.

The company has United States federal net operating losses of €11,572 and state net operating losses of €9,717 that begin expiring in 2023 and 2018 respectively. Deferred tax liabilities primarily arise from temporary differences between the tax bases of certain assets and liabilities, primarily fixed assets, inventories, and deferred charges, and their financial reporting amounts. Based upon the expected reversal of deferred tax liabilities and the level of historical and projected taxable income over periods in which the deferred tax assets are deductible, the Company’s management believes it is more likely than not the Company will realize the benefits of these remaining net deductible differences.

The net deferred tax liability at October 30, 2005 as well as at December 30, 2004 mainly relates to non-current deferred tax assets and liabilities. The Company’s reported tax expense for the period ending October 30, 2005 as well as December 30, 2004 differs from the amount of income tax expense that would result from applying the Belgium statutory rate to the pretax income from continuing operations. This difference occurs primarily as a result of income tax rate differences for foreign operations.

Under Belgium tax law, 95% of dividends from subsidiaries’ are ordinarily exempt from taxation. The Company does not provide for income taxes on the remaining 5% of the cumulative undistributed earnings of its foreign subsidiaries because such earnings are reinvested and will continue to be reinvested indefinitely. At October 30, 2005, this 5% of undistributed earnings amounted to €22,199 and at December 30, 2004, this 5% of undistributed earnings amounted to €18,037. Should these earnings be distributed in the form of dividends or otherwise, the Company’s withholding and income tax liability is estimated to be €7,545 at October 30, 2005 and estimated to be €6,131 at December 30, 2004.

(12) Leases

The Unilin group has entered into various agreements for leased machinery used in the manufacturing process. Often, the lessor requires that the primary Belgian operational companies become jointly liable parties to the leasing agreement. The Company has also entered into one leasing agreement for land and buildings.

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

The Company is obligated under various operating leases for vehicles, equipment, office, warehouse space and housing. Future minimum lease payments under non-cancelable operating and capital leases (with initial or remaining lease terms in excess of one year) as of October 30, 2005 are:

	Operating	Capital
2006 (*)	€634	€21,418
2007	232	12,146
2008	66	9,856
2009	—	3,883
2010	—	1,033
Thereafter	—	1,425

Total minimum lease payments	€932	€49,761

Less interest on capital leases		(3,709)

Present value of minimum lease payments		€46,052

(*)	Includes the period from October 31, 2005 until December 31, 2006

Rental expense under operating leases approximated to €5,226 for the ten month period ended October 30, 2005 and €1,502 for the year ended December 30, 2004.

(13) Commitments and Contingencies

The Company has renewed the sponsoring contract with Esperanza relating to the cycling team for a period of 4 years starting January 2005 and ending December 2008, whereby it is agreed that the Company will contribute annually a minimum of €5,000 and up to a maximum of €8,000, depending on the co-sponsors it can attract. Management is convinced that for 2005 and 2006 the budget will remain at the level of €6,000 because sufficient co-sponsors can be found to balance the budget.

As a result of the above sponsoring, the Company has given a bank guarantee of €1,600 in favor of the Union Cycliste Internationale (UCI).

At October 30, 2005, the Company has construction commitments related to the new manufacturing facility in North Carolina of approximately €1,808 and has outstanding purchase commitments related to the construction and installation of machinery for this new facility amounting to approximately €1,391.

At October 30, 2005, the Company granted following securities:

•	Guarantee of €15,000 in favor of Direction Générate Des Impôts de Sédan

•	Guarantee of €45,845 in favor of Locindus (leasing company)

In the normal course of business, the Company and its subsidiaries enter into various supply agreements for raw materials as required. None of these are material in nature.

In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims

UNILIN HOLDING NV AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

As of and for the ten month period ended October 30, 2005

and as of and for the year ended December 30, 2004

(In thousands except per share data)

and various other risks. Although it is not possible to predict the outcome of these matters, the Company’s management does not expect that the results in any of these legal proceedings will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

The Company’s operations are subject to comprehensive laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the cleanup of contamination associated therewith. Permits and environmental controls are required for certain of the Company’s operations to limit air and water pollution, and these permits are subject to modification, renewal, and revocation by issuing authorities. On an ongoing basis, the Company incurs capital and operating costs relating to compliance with such laws, regulations and operating permits.

With the oversight of local environmental agencies, the Company is currently preparing, has under review, or is implementing environmental investigations at various manufacturing sites. Although a loss is reasonably possible, it is not possible at this time to reasonably estimate the amount of any obligation for remediation at these sites that would be material to the Company’s financial statements as the Company has not performed the base investigations necessary to determine the extent of environmental impact and remediation alternatives, if any are required. These investigations are expected to be completed by 2006. The Company does not believe that the resolution of this matter will have a material adverse effect on the Company’s consolidated financial position or results of operations.

In the normal course of business, the Company has entered into various European collective bargaining agreements with its workforce, either locally or within its industry sector. Historically, the Company and its industry have maintained favorable relationships with its workforce and expect to do so in the future.